Exhibit 2 - Voting Rights Agreement Amendment


                               AMENDMENT NO. 1 TO
                             VOTING RIGHTS AGREEMENT

     This Amendment No. 1 to Voting Rights Agreement (the "Amendment") made as of December 27, 1999, by and among Electric Fuel Corporation, a Delaware corporation (the "Company"), Leon S. Gross, Robert S. Ehrlich, Yehuda Harats and the purchasers listed in the Securities Purchase Agreement dated as of December 27, 1999, by and among the Company and the purchasers listed therein (the "SPA" and such purchasers, the "1999 Investors").

     WHEREAS, the Company, Gross, Ehrlich and Harats (the "Original Parties") entered into a Voting Rights Agreement dated as of September 30, 1996 (the "Voting Rights Agreement"); and

     WHEREAS, the Original Parties and the 1999 Investors (together, the "Parties") desire to amend the Voting Rights Agreement in connection with the closing of the SPA. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Voting Rights Agreement.

     NOW THEREFORE, in consideration of the premises and agreements set forth herein, the Parties agree with each other as follows:

     1. Paragraph 1 of the Voting Rights Agreement shall be amended such that the penultimate sentence thereof shall read as follows:

"Subject to the terms and conditions hereof, until the later of (i) the fifth anniversary of the Closing or (ii) the fifth Meeting of Stockholders following the Closing, each Stockholder agrees to vote all shares of Common Stock or other voting securities of the Company over which such Stockholder has voting control, whether directly or indirectly, and to take other necessary or desirable actions within his or its control (whether as stockholder, director or officer of the Company or otherwise, including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that each of Lawrence M. Miller (or, if applicable, Alternate Director), Robert S. Ehrlich, Yehuda Harats and one person to be designated for nomination by the 1999 Investors (so long as the 1999 Investors collectively own 1,200,000 shares of the Common Stock) shall serve as members of the Board."

     2. The 1999 Investors shall become parties to the Voting Agreement by countersignature of this Amendment.



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     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first above written,

ELECTRIC FUEL CORPORATION


By /s/ Robert S. Ehrlich
   ---------------------------------------
Title:  Chairman & Chief Financial Officer




/s/ Leon S. Gross
-----------------------------
Leon S. Gross


-----------------------------
Robert S. Ehrlich


-----------------------------
Yehuda Harats


-----------------------------
Purchasers


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